Exhibit 12C
                                                                     Page 1 of 2


                        METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
--------------------------------------------------------------------------------
                                    UNAUDITED


                                                  Three Months Ended
                                              -----------------------------
                                               March 31,       March 31,
                                                 1999             1998
                                               ---------      -----------


OPERATING REVENUES                             $229,157        $234,748
                                                -------         -------

OPERATING EXPENSES                              152,905         176,874
  Interest portion of rentals (A)                 1,466           2,050
                                                -------         -------
        Net expense                             151,439         174,824
                                                -------         -------

OTHER INCOME AND DEDUCTIONS:
   Allowance for funds used
    during construction                             187             248
   Other income, net                              1,133             284
                                                -------         -------
        Total other income and deductions         1,320             532
                                                -------         -------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                       $ 79,038        $ 60,456
                                                =======         =======

FIXED CHARGES:
   Interest on funded indebtedness             $ 10,623        $ 10,623
   Other interest (B)                             4,137           5,003
   Interest portion of rentals (A)                1,466           2,050
                                                -------         -------
        Total fixed charges                    $ 16,226        $ 17,676
                                                =======         =======

RATIO OF EARNINGS TO FIXED CHARGES                 4.87            3.42
                                                   ====            ====

Preferred stock dividend requirement           $     66        $    121
Ratio of income before provision for
  income taxes to net income (C)                  191.3%          173.0%
                                                -------         -------
Preferred stock dividend requirement
  on a pretax basis                                 126             209
Fixed charges, as above                          16,226          17,676
                                                -------         -------
        Total fixed charges and
          preferred stock dividends            $ 16,352        $ 17,885
                                                =======         =======

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                    4.83            3.38
                                                   ====            ====

                                                                     Exhibit 12C
                                                                     Page 2 of 2


              METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
--------------------------------------------------------------------------------

                                    UNAUDITED



NOTES:

(A) Met-Ed has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes dividends on company-obligated mandatorily redeemable preferred securities of $2,250 for the three month periods ended March 31, 1999 and 1998, respectively.

(C) Represents income before provision for income taxes of $62,812 and $42,780 for the three month periods ended March 31, 1999 and 1998, respectively, divided by net income of $32,832 and $24,730, respectively for the same periods.